As of December 31, 2013, the following persons or entities now own more than 25% of a Funds' voting security.

Person/Entity

DIAMOND HILL SELECT FUND
NFS LLC FEBO                   	         45.16%

DIAMOND HILL RESEARCH OPPORTUNITY FUND
NFS LLC FEBO                   	         34.03%





As of December 31, 2013, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

DIAMOND HILL LONG-SHORT FUND
WELLS FARGO BANK NA FBO                  18.36%

DIAMOND HILL FINANCIAL LONG-SHORT FUND
MERRILL LYNCH PIERCE FENNER & SMITH INC  20.25%

DIAMOND HILL RESEARCH OPPORTUNITY FUND
DIAMOND HILL CAPITAL MANAGEMENT INC      20.20%
CHARLES SCHWAB                           23.63%